UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

 / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR

                 For Period Ended:  September 30, 2003
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
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If the notification relates to a portion of the filing checked above,
Identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
  Technology General Corporation
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
  12 Cork Hill Road
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City, State and Zip Code
  Franklin, NJ 07416
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PART II -- RULES 12b-25(b) AND (c)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

The registrant is awaiting legal opinion in order to complete the Commitments and Contingencies portion of "Notes to Consolidated
Financial Statements".


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
    Charles J. Fletcher                (973)              827-4143
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   (Name)                           (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months
    (or for such shorter) period that the registrant was required to file such report(s) been filed? If answer is no, identify
    report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    / / Yes  /X/ No


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                  Technology General Corporation
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            (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 12th, 2003     By /s/ Charles J. Fletcher
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                              Charles J. Fletcher, Pres./Chrm. of Brd.